Exhibit 99.1

DAVID SASNETT TO SERVE AS NEW CHIEF FINANCIAL OFFICER FOR CONSOLIDATED WATER CO. LTD.

LEONARD SOKOLOW TO JOIN BOARD OF DIRECTORS AND SERVE ON AUDIT AND COMPENSATION COMMITTEES

GEORGE TOWN, Grand Cayman, Cayman Islands (May 22, 2006) — Consolidated Water Co. Ltd. (NASDAQ National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that David Sasnett will assume the position of Chief Financial Officer of the Company effective June 3, 2006. The Company’s current CFO, Joe Pivinski, will resign his position as an officer of the Company, but he will continue as an Advisor to the Company until December 31, 2006.

Mr. Sasnett is currently a member of the Company’s Board of Directors and is Chairman of the Audit Committee. Effective June 3, 2006, he will step down as a member of the Audit Committee when he assumes the position of CFO. Mr. Sasnett has been a Member of the Board of Directors since December 2004.

The Company also announced that Leonard J. Sokolow has agreed to join the Board of Directors as an independent director, where he will serve on the Audit and Compensation Committees. Mr. Sokolow will be a Group III Director and entitled to serve until the annual Shareholders’ meeting in 2009.

Mr. Sasnett recently served as Chief Financial Officer of VoIP, Inc., a publicly-traded provider of communication services utilizing Voice over Internet Protocol (“VoIP”) technology. He is also President of Secure Enterprises, LLC, a marketer and distributor of consumer products. During 2004, he was Vice President of Finance and Controller of MasTec, Inc., a publicly-traded specialty contractor and infrastructure provider. Mr. Sasnett was employed by Catalina Lighting, Inc., a publicly-traded manufacturer and distributor of residential lighting and other consumer products, from 1994 to 2002, where he served as CFO from 1996 to 2002. After leaving Catalina Lighting, he was employed through 2002 in an executive and consulting capacity by Platinum Products, Inc., a privately-held consumer products importer and distributor. Mr. Sasnett, who is a Certified Public Accountant, was employed for over 12 years by the accounting, auditing and consulting firm of Deloitte & Touche, LLP.

“We are very pleased that David Sasnett has agreed to serve as the Company’s new CFO,” stated Jeffrey Parker, Chairman of the Board of Consolidated Water Co. Ltd. “David has extensive experience in financial management for a number of publicly-traded companies and has contributed greatly to the effectiveness of our Board of Directors during the past 17 months. We expect him to play a key role in the ability of Consolidated to continue to successfully execute its growth strategy in coming years.”

“I would also like to express the Board’s appreciation for the contributions that Joe Pivinski has made to the Company during the past year, and we wish him the best in his future endeavors,” added Mr. Parker.

Mr. Sokolow, who joins Consolidated’s Board of Directors on June 1, 2006, is currently the CEO and President of vFinance, Inc. (OTC BB: VFIN), a holding company engaged in the financial services business with a strategic focus on servicing the needs of high-net-worth and institutional investors and high-growth companies. He co-founded vFinance, Inc. in November 1999.

Mr. Sokolow also co-founded the Center for Innovation and Entrepreneurship, a not-for-profit corporation established to measure the impact that innovative entrepreneurship has on the global economy. From 1994 to 1998, he was Chairman and CEO of the Americas Growth Fund, Inc. (Nasdaq: AGRO), a closed-end 1940 Act investment management company. From 1988 until 1993, Mr. Sokolow was employed by Applica, Inc., formerly Windermere Corporation (NYSE: APN), where in his last position he served as Executive Vice President and General Counsel. From 1982 until 1988, he practiced corporate, securities and tax law and was one of the founding attorneys and a partner of an international boutique law firm. From 1980 until 1982, he worked with Ernst & Young and KPMG Peat Marwick.

Mr. Sokolow, who is a Member of the Florida Bar and a Certified Public Accountant, earned a B.A. Degree in Economics with a minor in Accounting at the University of Florida, a Doctor of Jurisprudence Degree at the University of Florida School of Law, and an LL. M. Degree (Taxation) at New York University Graduate School of Law.

“We are delighted to welcome Lenny Sokolow to our Board of Directors,” noted Mr. Parker. “His experience in managing, directing and supervising various aspects of multi-national public and private companies should prove invaluable as Consolidated pursues an aggressive growth strategy as a provider of potable and non-potable water in a number of countries within and outside of the Caribbean Basin.”

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. Consolidated currently operates water production and/or distribution facilities in the Cayman Islands, The British Virgin Islands, Barbados, Belize and the Commonwealth of The Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the NASDAQ National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com